Strategic Environmental Energy Resources, Inc. 10-K

Exhibit 99.1 Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Strategic Environmental & Energy Resources, Inc.

We have audited the accompanying consolidated balance sheets of Strategic Environmental & Energy Resources, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. Strategic Environmental & Energy Resources, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Strategic Environmental & Energy Resources, Inc. as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

L J Soldinger Associates, LLC

Deer Park, Illinois

April 6, 2015

F-1

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED BALANCE SHEETS

ASSETS	December 31,
Current assets:	2014	2013
Cash	$229,200	$2,419,100
Cash – restricted	213,800	250,000
Accounts receivable, net of allowance for doubtful accounts of $263,600 and $76,000, respectively	3,017,800	1,170,000
Costs and estimated earnings in excess billings on uncompleted contracts	61,100	78,500
Prepaid expenses and other current assets	202,500	275,400
Total current assets	3,724,400	4,193,000

Property and equipment, net	4,848,800	1,762,900
Intangible assets, net	371,400	379,500
Other assets	52,500	36,800

TOTAL ASSETS	$8,997,100	$6,372,200

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,675,900	$1,506,800
Accrued liabilities	925,700	924,200
Billings in excess of costs and estimated earnings on uncompleted contracts	308,500	170,300
Deferred revenue	456,600	—
Current portion of payroll taxes payable	947,700	250,600
Customer deposits	380,000	118,000
Current portion of notes payable and capital lease obligations	363,000	504,700
Notes payable - related parties, including accrued interest	73,800	136,900
Total current liabilities	5,131,200	3,611,500

Payroll taxes payable, net of current portion	—	720,800
Notes payable and capital lease obligations, net of current portion	60,900	48,100
Total liabilities	5,192,100	4,380,400

Commitments and contingencies

Stockholders’ Equity):
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued		—
Common stock; $.001 par value; 70,000,000 shares authorized; 51,726,316 and 47,911,975 shares issued and outstanding 2014 and 2013, respectively	51,700	47,900
Common stock subscribed	50,000	50,000
Additional paid-in capital	17,108,100	14,597,700
Stock subscription receivable	(25,000)	(50,000)
Accumulated deficit	(12,499,800)	(12,215,200)
Total stockholders’ equity	4,685,000	2,430,400
Non-controlling interest	(880,000)	(438,600)
Total equity	3,805,000	1,991,800

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,997,100	$6,372,200

The accompanying notes are an integral part of these consolidated financial statements.

F-2

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
Revenue:	2014	2013
Products	$4,302,500	$3,375,600
Services	12,886,400	8,238,400
Solid waste	109,000	—
Total revenue	17,297,900	11,614,000

Operating expenses:
Products costs	3,155,500	2,288,200
Services costs	8,463,100	6,183,900
Solid waste costs	397,500	—
Selling, general and administrative expenses	5,969,200	3,889,900
Total operating expenses	17,985,300	12,362,000

Loss from operations	(687,400)	(748,000)

Other income (expense):
Interest income	—	4,000
Interest expense	(77,800)	(147,500)
Penalties and late fees	(3,700)	(13,100)
Gain on debt settlements	24,400	11,400
Other	18,500	34,600
Total non-operating expense, net	(38,600)	(110,600)

Net loss	(726,000)	(858,600)
Less: Net loss attributable to non-controlling interest	(441,400)	(238,900)

Net loss attributable to SEER common stockholders	$(284,600)	$(619,700)

Net loss per share, basic and diluted	$(.01)	$(.01)

Weighted average shares outstanding – basic and diluted	50,826,800	43,251,500

The accompanying notes are an integral part of these consolidated financial statements.

F-3

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in	Common Stock	Stock Subscription	Accumulated	Non-controlling	Total ’
	Shares	Amount	Shares	Amount	Capital	Subscribed	Receivable	Deficit	Interest	Equity
Balances, January 1, 2013	—	—	40,229,400	$40,300	$10,532,200	$100,000	$(100,000)	$(11,595,500)	$(199,700)	$(1,222,700)
Sale of common stock and warrants, net of fees			7,428,500	7,400	3,685,600					3,693,000
Debt discount related to bridge loans			5,000	—	4,900					4,900
Issuance of common stock upon exercise of Option			14,500	—	10,600					10,600
Issuance of common stock for services			112,500	100	66,000					66,100
Conversion of related party debt to equity			122,100	100	61,300					61,400
Issuance of warrant for services					57,700					57,700
Proceeds from stock subscription					100,000	(100,000)	100,000			100,000
Common stock subscription						50,000	(50,000)			—
Payment of stock subscription					5,000					5,000
Stock-based compensation					74,400					74,400
Net loss								(619,700)	(238,900)	(858,600)
Balances, December 31, 2013	—	—	47,912,000	$47,900	$14,597,700	$50,000	$(50,000)	(12,215,200)	$(438,600)	$1,991,800
Sale of common stock and warrants, net of fees			2,641,500	2,600	1,517,200					1,519,800
Issuance of common stock upon exercise of Option			472,800	500	(500)					—
Issuance of common stock for services			700,000	700	733,300					734,000
Issuance of warrant for services					90,700					90,700
Payment of stock subscription							25,000			25,000
Stock-based compensation					169,700					169,700
Net loss								(284,600)	(441,400)	(726,000)
Balance December 31, 2014	—	—	51,726,300	$51,700	$17,108,100	$50,000	$(25,000)	$(12,499,800)	$(880,000)	$3,805,000

The accompanying notes are an integral part of these consolidated financial statements.

F-4

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
Cash flows from operating activities:	2014	2013
Net loss	$(726,000)	$(858,600)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts receivable	187,600	33,800
Depreciation and amortization	494,600	373,200
Stock-based compensation expense	994,400	208,800
Gain on extinguishment of debt	(24,400)	(11,400)
Amortization of debt discount	—	4,900
Changes in operating assets and liabilities:
Cash – restricted	36,200	(30,000)
Accounts receivable	(2,035,400)	(30,000)
Costs in Excess of billings on uncompleted contracts	17,400	(43,000)
Prepaid expenses and other assets	57,200	(248,200)
Accounts payable	169,100	191,700
Accrued liabilities	25,900	450,300
Billings in excess of revenue on uncompleted contracts	138,200	(157,100)
Deferred revenue	456,600	—
Customer deposits	262,000	118,000
Payroll taxes payable	(23,700)	(122,500)
Net cash provided by (used in) operating activities	29,700	(120,100)

Cash flows from investing activities:
Purchase of property and equipment	(3,405,800)	(1,155,700)
Purchase of intangible assets	(79,900)	—
Proceeds from the sale of property and equipment	—	(13,900)
Net cash used in investing activities	(3,485,700)	(1,169,600)

Cash flows from financing activities:
Proceeds from stock subscription receivable	25,000	50,000
Payments of notes payments and capital lease obligations	(215,600)	(205,300)
Payments of related party notes payable and accrued interest	(63,100)	(4,300)
Proceeds from the sale of common stock and warrants, net of expenses	1,519,800	3,798,000
Net cash provided by financing activities	1,266,100	3,638,400

Net increase (decrease) in cash	(2,189,900)	2,348,700
Cash at the beginning of year	2,419,100	70,400

Cash at the end of year	$229,200	$2,419,100

F-5

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED STATEMENT OF CASH FLOWS – Continued

Supplemental disclosures of cash flow information:

Cash paid for interest	$75,800	$12,200

Supplemental disclosure of noncash financing and investing activities:

Conversion of convertible note payable and accrued interest into shares of common stock	—	$61,400
Purchase of assets under capital leases	$86,700	$110,000
Transfer of prepaid asset to equipment	—	$33,000
Fully depreciated assets written off	—	$96,400

The accompanying notes are an integral part of these consolidated financial statements.

F-6

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND FINANCIAL CONDITION

Organization

Strategic Environmental & Energy Resources, Inc. (“SEER,” “we,” or the “Company”), a Nevada corporation, is a provider of next-generation clean-technologies, waste management innovations and related services. SEER has three wholly-owned operating subsidiaries and two majority-owned subsidiaries; all of which together provide technology solutions and services to companies primarily in the oil and gas, refining, landfill, food, beverage & agriculture and renewable fuel industries. The three wholly-owned subsidiaries include: 1) REGS, LLC (d/b/a Resource Environmental Group Services (“REGS”)) provides industrial and proprietary cleaning services to refineries, oil fields and other private and governmental entities; 2) Tactical Cleaning Company, LLC (“Tactical”), provides proprietary cleaning services related to railcar tankers, tank trucks and frac tanks to customers from its sites in Colorado and Kansas; 3) MV, LLC (d/b/a MV Technologies) (“MV”), designs and builds biogas conditioning solutions for the production of renewable natural gas, odor control systems and natural gas vapor capture primarily for landfill operations, waste-water treatment facilities, oil and gas fields, refineries, municipalities and food, beverage & agriculture operations throughout the U.S.

The two majority-owned subsidiaries include; 1) Paragon Waste Solutions, LLC (“PWS”) and 2) ReaCH4Biogas (“Reach”).  PWS is currently owned 54% by SEER (see Note 7) and Reach is owned 85% by SEER.

PWS is developing specific opportunities to deploy and commercialize patented technologies for a non-thermal plasma-assisted oxidation process that makes possible the clean and efficient destruction of solid hazardous chemical and biological waste (i.e., regulated medical waste, chemicals, pharmaceuticals and refinery tank waste, etc.) without landfilling or traditional incineration and without harmful emissions. Additionally, PWS’ technology “cleans” and conditions emissions and gaseous waste streams (i.e., volatile organic compounds and other greenhouse gases) generated from diverse sources such as refineries, oil fields, and many others.

Reach (the trade name for BeneFuels, LLC), is currently owned 85% by SEER and focuses specifically on treating biogas for conversion to pipeline quality gas and/or compressed natural gas (“CNG”) for fleet vehicle fuel.  Reach had no operations as of December 31, 2013 and had minimal operations for the year ended December 31, 2014.

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of SEER, its wholly-owned subsidiaries, REGS, TCC and MV and its majority-owned subsidiaries PWS and Reach, since their respective acquisition or formation dates. All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

Basis of Presentation - Liquidity

As shown in the accompanying consolidated financial statements, the Company has experienced recurring losses, and has accumulated a deficit of approximately $12.5 million as of December 31, 2014, and $12.2 million as of December 31, 2013.  For the years ended December 31, 2014, and 2013, we incurred net losses of approximately $726,000 and $858,000, respectively. The Company had a working capital deficit of approximately $1,407,000 at December 31, 2014.

Realization of a major portion of our assets as of December 31, 2014 and 2013 is dependent upon our continued operations.  Accordingly, we have undertaken a number of specific steps to continue to improve the profitability of our operations.   For the year ended December 31, 2014 and 2013, we had net proceeds of approximately $1.5 million and $3.8 million, respectively, through the sale of common stock and the exercise of common stock warrants. We have focused our efforts on developing organic growth in our operating companies and improving gross and net margins through increased attention to pricing, cost management and overhead reductions.  We made additions to our senior management team to support these initiatives, and focused on streamlining our business model to improve profitability.  There can be no assurance that the Company will achieve the desired result of net income and positive cash flow from operations in future years. Management believes that current operating cash flows and proceeds from CoronaLux placement fees will be sufficient to allow the Company to maintain its operations through December 31, 2015 and into the foreseeable future.

F-7

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

Certain reclassifications have been made in the 2013 consolidated financial statements to conform to the 2014 presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period.  Significant items subject to such estimates and assumptions include the carrying amount of intangible assets; valuation allowances and reserves for receivables; revenue recognition related to contracts accounted for under the percentage of completion method; share-based compensation; and loss contingencies, including those related to litigation.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.  Periodically, we maintain deposits in financial institutions in excess of federally insured limits.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. As of December 31, 2014 and 2013, we did not hold any assets that would be deemed to be cash equivalents.

Restricted Cash

At December 31, 2014 and 2013, the Company had $213,800 and $250,000, respectively of self-imposed restricted cash that was maintained by its attorney in a special trust account created for the purpose of making payments to the IRS in accordance with an installment plan (see Note 8).

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are recorded at the invoiced amounts less an allowance for doubtful accounts.  The allowance for doubtful accounts is based on our estimate of the amount of probable credit losses in our accounts receivable.  We determine the allowance for doubtful accounts based upon an aging of accounts receivable, historical experience and management judgment.  Accounts receivable balances are periodically reviewed for collectability, and balances are charged off against the allowance when we determine that the potential for recovery is remote. An allowance for doubtful accounts of approximately $263,600 and $76,000 had been reserved as of December 31, 2014 and 2013, respectively.

We are exposed to credit risk in the normal course of business, primarily related to accounts receivable.  Our customers operate primarily in the oil production and refining, rail transport, biogas generating landfill and wastewater treatment industries in the United States.  Accordingly, we are affected by the economic conditions in these industries as well as general economic conditions in the United States.  To limit credit risk, management periodically reviews and evaluates the financial condition of its customers and maintains an allowance for doubtful accounts.  As of December 31, 2014, we do not believe that we have significant credit risk.

As of December 31, 2014, we had one customer who comprised 42% of our accounts receivable. As of December 31, 2013, we had three customers who comprised approximately 41.6% of our accounts receivable.

As of December 31, 2014 and 2013, we had two customers (Customer A and Customer B) with sales in excess of 10% of our revenue and combined were 53% and 43%, respectively of total revenues for the year ended December 31, 2014 and 2013.  The loss of either one of these customers would have a material adverse effect on our business.

F-8

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Vendor Concentration

The Company does not have any purchases from any one vendor comprising more that 10% of total purchases for 2014 and 2013 except for purchases of its CoronaLux™ units which are manufactured by a third party.  Substantially all of PWS fixed assets additions in 2014 of $2.6 million were from this third party manufacturer. The Company does not believe it is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor, given the availability of alternative sources from which the Company may purchase the manufactured CoronaLux™ units.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value due to their short-term maturities.  We believe that the carrying value of notes payable with third parties, including their current portion, approximate their fair value, as those instruments carry market interest rates based on our current financial condition and liquidity.  We believe the amounts due to related parties also approximate their fair value, as their carried interest rates are consistent with those of our notes payable with third parties.

Fair Value

As defined in authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

F-9

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation.  Expenditures for replacements, renewals and betterments are capitalized.  Repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets of generally five to seven years for equipment, five to ten years for vehicles and three years for computer related assets.  Assets are depreciated starting at the time they are placed into service.  A portion of depreciation expense is charged to cost of product revenue on the consolidated statement of operations.

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including reasonably assured renewal periods), which range from three to seven years, or their estimated useful life.

Intangible Assets

Intangible assets with estimable useful lives are amortized using the straight-line method over their respective estimated useful lives verses their estimated residual values, and are reviewed for impairment annually, or whenever events or circumstances indicate their carrying amount may not be recoverable.  We conduct our annual impairment test on December 31 of each year. The Company has evaluated its intangibles for impairment and has determined that intangibles were not impaired at December 31, 2014 and 2013.

Long-lived Assets

We evaluate the carrying value of long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.  An asset is considered to be impaired when the anticipated undiscounted future cash flows of an asset group are estimated to be less than its carrying value.  The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value.  Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows.  No impairment was determined as of December 31, 2014 and 2013.

Revenue Recognition

We recognize revenue related to contract projects and services when all of the following criteria are met:  (i) persuasive evidence of an agreement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  Our revenue is primarily comprised of services related to industrial cleaning and railcar cleaning, which we recognize as services are rendered.

Product revenue generated from projects, which include the manufacturing of products, for removal and treatment of hazardous vapor and gasses is accounted for under the percentage-of-completion method for projects with durations in excess of three months and the completed-contract method for all other projects.  Total estimated revenue includes all of the following:  (1) the basic contract price, (2) contract options, and (3) change orders.  Once contract performance is underway, we may experience changes in conditions, client requirements, specifications, designs, materials and expectations regarding the period of performance. Such changes are “change orders” and may be initiated by us or by our clients. In many cases, agreement with the client as to the terms of change orders is reached prior to work commencing; however, sometimes circumstances require that work progress without obtaining client agreement. Revenue related to change orders is recognized as costs are incurred if it is probable that costs will be recovered by changing the contract price.  The Company does not incur pre-contract costs. Under the percentage-of-completion method, we recognize revenue primarily based on the ratio of costs incurred to date to total estimated contract costs. Provisions for estimated losses on uncompleted contracts are recorded in the period in which the losses are identified and included as additional loss.  Provisions for estimated losses on contracts are shown separately as liabilities on the balance sheet, if significant, except in circumstances in which related costs are accumulated on the balance sheet, in which case the provisions are deducted from the accumulated costs. A provision as a liability is reported as a current liability.

F-10

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Revenue Recognition, continued

For contracts accounted for under the percentage-of-completion method, we include in current assets and current liabilities amounts related to construction contracts realizable and payable.  Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date over billings to date, and are recognized as a current asset.  Billings in excess of costs and estimated earnings on uncompleted contracts represents the excess of billings to date over the amount of contract costs and profits recognized to date, and are recognized as a current liability.

The Company’s revenues from waste destruction licensing agreements are recognized as a single accounting unit over the term of the license.  In accordance with Accounting Standards Codification (“ASC”) 605, for revenues which contain multiple deliverables, the Company separates the deliverables into separate accounting units if they meet the following criteria: (i) the delivered items have a stand-alone value to the customer; (ii) the fair value of any undelivered items can be reliably determined; and (iii) if the arrangement includes a general right of return, delivery of the undelivered items is probable and substantially controlled by the seller.  Deliverables that do not meet these criteria are combined with one or more other deliverables into one accounting unit.  Revenue from each accounting unit is recognized based on the applicable accounting literature, primarily ASC 605.

The Company has five-year agreements with three companies in which the Company amortizes various fees on a straight-line basis over the initial five-year term of the agreement.

Stock-based Compensation

We account for stock-based awards at fair value on the date of grant, and recognize compensation over the service `period that they are expected to vest.  We estimate the fair value of stock options and stock purchase warrants using the Black-Scholes option pricing model.  The estimated value of the portion of a stock-based award that is ultimately expected to vest, taking into consideration estimated forfeitures, is recognized as expense over the requisite service periods.  The estimate of stock awards that will ultimately vest requires judgment, and to the extent that actual forfeitures differ from estimated forfeitures, such differences are accounted for as a cumulative adjustment to compensation expenses and recorded in the period that estimates are revised.

Research and Development

Research and development (“R&D”) costs are charged to expense as incurred.  R&D expenses consist primarily of salaries, project materials, contract labor and other costs associated with ongoing product development and enhancement efforts. R&D expenses were $277,000 and $407,000 for the years ended December 31, 2014 and 2013, respectively.

Income Taxes

The Company accounts for income taxes pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, which utilizes the asset and liability method of computing deferred income taxes. The objective of this method is to establish deferred tax assets and liabilities for any temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

ASC 740 also provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized. During the years ended December 31, 2014 and 2013 the Company recognized no adjustments for uncertain tax positions.

F-11

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Income Taxes

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were recognized at December 31, 2014 and 2013. The Company expects no material changes to unrecognized tax positions within the next twelve months.

The Company has filed federal and state tax returns through December 31, 2013.  The tax periods for the years ending December 31, 2008 through 2013 are open to examination by federal and state authorities.

Recently issued accounting pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification.  The Company considers the applicability and impact of all new or revised ASU’s.

New Accounting Pronouncements Implemented

In May 2014, the Financial Accounting Standards Board (FASB) issued guidance creating Accounting Standards Codification (“ASC”) Section 606, “Revenue from Contracts with Customers”.  The new section will replace Section 605, “Revenue Recognition” and creates modifications to various other revenue accounting standards for specialized transactions and industries.  The section is intended to conform revenue accounting principles with a concurrently issued International Financial Reporting Standards with previously differing treatment between United States practice and those of much of the rest of the world, as well as, to enhance disclosures related to disaggregated revenue information.  The updated guidance is effective for annual reporting periods beginning on or after December 15, 2016, and interim periods within those annual periods.  The Company will adopt the new provisions of this accounting standard at the beginning of fiscal year 2017, given that early adoption is not an option.  The Company will further study the implications of this statement in order to evaluate the expected impact on the consolidated financial statements.

In June 2014, the FASB issued Accounting Standards Update No. 2014-12, “Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments when the terms of an award provide that a performance target could be achieved after the requisite service period,” (“ASU 2014-12”). Current U.S. GAAP does not contain explicit guidance on whether to treat a performance target that could be achieved after the requisite service period as a performance condition that affects vesting or as a nonvesting condition that affects the grant-date fair value of an award. The new guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. The updated guidance will be effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. Early adoption is permitted. The Company is in the process of evaluating this guidance; however, it is not expected to have a material effect on the consolidated financial statements upon adoption.

F-12

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following:

	December 31,
	2014	2013

Field and shop equipment	$1,690,900	$1,361,100
Vehicles	672,300	516,700
Waste destruction equipment, leased	1,145,600	164,900
Waste destruction equipment, not placed in service	2,325,900	542,500
Furniture and office equipment	291,300	27,500
Leasehold improvements	65,400	55,500
Equipment, construction in progress	—	30,600
	6,191,400	2,698,800
Less: accumulated depreciation and amortization	(1,342,600)	(935,900)
Property and equipment, net	$4,848,800	$1,762,900

Depreciation expense for the years ended December 31, 2014 and 2013 was $406,600 and $287,900, respectively.

For the year ended December 31, 2014 depreciation expense included in cost of goods sold and selling, general and administrative expenses was $363,600 and $43,000, respectively. For the year ended December 31, 2013 depreciation expense included in cost of goods sold and selling, general and administrative expenses was $199,200 and $88,700, respectively.

Accumulated depreciation on leased waste destruction equipment included in accumulated depreciation and amortization above is $48,400 and $0 for the years ended December 31, 2014 and 2013, respectively.

Property and equipment includes the following amounts for leases that have been capitalized at December 31:

	2014	2013

Field and shop equipment	$229,400	$241,500
Less: accumulated amortization	(36,800)	(27,000)
	$192,600	$214,500

NOTE 4 – INTANGIBLE ASSETS

Intangible assets were comprised of the following:

	December 31, 2014
	Gross carrying amount	Accumulated amortization	Net carrying value

Customer list	$42,500	$(40,000)	$2,500
Technology	805,700	(440,000)	365,700
Trade name	54,600	(51,400)	3,200

	$902,800	$(531,400)	$371,400

F-13

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 4 – INTANGIBLE ASSETS, continued

	December 31, 2013
	Gross carrying amount	Accumulated amortization	Net carrying value

Customer list	$42,500	$(33,900)	$8,600
Technology	725,700	(365,800)	359,900
Trade name	54,600	(43,600)	11,000

	$822,800	$(443,300)	$379,500

The estimated useful lives of the intangible assets range from seven to ten years.  Amortization expense was $88,100 and $85,100 for the years ended December 31, 2014 and 2013, respectively.  The estimated aggregate amortization expense for each of the next five years is as follows:

2015	$80,200
2016	74,400
2017	74,400
2018	38,700
2019	10,500
Thereafter	93,200
$371,400

NOTE 5 - ACCRUED LIABILITIES

Accrued liabilities were comprised of the following:

	December 31,
	2014	2013

Accrued compensation and related taxes	$616,600	$451,500
Accrued stock offering costs	—	216,000
Accrued interest	56,600	73,200
Accrued material and other job related costs	—	71,700
Other	252,500	111,800
Total Accrued Liabilities	$925,700	$924,200

NOTE 6 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts are as follows:

	December 31,
	2014	2013

Revenue Recognized	$168,700	$331,100
Less: Billings to date	(107,600)	(252,600)
Costs and estimated earnings in excess of billings on uncompleted contracts	$61,100	$78,500

Billings to date	$1,250,900	$606,700
Revenue recognized	(942,400)	(436,400)
Billings in excess of costs and estimated earnings on uncompleted contracts	$308,500	$170,300

F-14

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC

In 2010, the Company and Black Stone Management Services, LLC (“Black Stone”) formed PWS, whereby a total of 1,000,000 membership units were issued, 600,000 membership units to the Company and 400,000 membership units to Black Stone. Fortunato Villamagna, who serves as President of our PWS subsidiary, is a managing member and Chairman of Black Stone. In June 2012, the Company and Blackstone each allocated 10% of their respective membership units in PWS to Mr. J John Combs III, an officer and shareholder of the Company and Mr. Michael Cardillo, a shareholder of the Company and an officer of a subsidiary.  There was no value attributable to the units at the time of the allocation.  At December 31, 2014 and 2013 the Company owned 54% of the membership units, Black Stone owned 26% of the membership units, an outside third party 10% of the membership units and two related parties (as noted above), each owned 5% of the membership units.

In August, 2011, we acquired certain waste destruction technology intellectual property (the “IP”) from Black Stone in exchange for 1,000,000 shares of our common stock valued at $100,000.  We estimated the useful life of the IP at ten years, which was consistent with the useful life of other technology included in our intangible assets, and management’s initial assessment of the potential marketability of the IP.  In March 2012, the Company entered into an Irrevocable License & Royalty Agreement with PWS that grants PWS an irrevocable world-wide license to the IP in exchange for a 5% royalty on all revenues from PWS and its affiliates. The term commenced as of the date of the Agreement and shall continue for a period not to exceed the life of the patent or patents filed by the Company. PWS may sub license the IP and any revenue derived from sub licensing shall be included in the calculation of Gross Revenue for purposes of determining royalty payments due the Company. Royalty payments are due 30 days after the end of each calendar quarter.  PWS generated revenues of approximately $69,000 for the year ended December 31, 2014 and no revenue for the year ended December 31, 2013, as such, royalties of $3,500 were due for 2014.

Since its inception through December 31, 2014, we have provided approximately $4.4 million in funding to PWS for working capital and the further development and construction of various prototypes and commercial waste destruction units.  Black Stone has made no capital contributions or other funding to PWS.  The intent of the operating agreement is that we will provide the funding as an advance against future earnings distributions made by PWS.

Licensing Agreements

In September 2013, PWS entered into an Exclusive Use License and Joint Operations Agreement (“License Agreement”) with Sterall Inc. (“Sterall”). The License Agreement grants to Sterall the use of the PWS Technology and the CoronaLux™ waste destruction units for an initial five year term for the State of Florida, renewable for two additional five year terms, for the treatment and/or destruction of any and all regulated medical waste from any sources. The agreement requires Sterall to pay a $300,000 License Initiation Fee and in order for Sterall to maintain its exclusive license for the State of Florida, a total of $200,000 shall be paid to PWS by May 23, 2014 regardless of net operating profits of Sterall (“NOP”).  For the year ended December 31, 2014, no fees had been paid to PWS. During the initial 5-year term, a minimum of $500,000 of total royalty payments to PWS must be made, out of NOP or otherwise (in addition to the $300,000 Initial Fee, set forth below), in order for the second-phase five-year term to be exclusive. During the second-phase five-year term, a minimum of $750,000 of royalty must be paid, out of NOP or otherwise, in order for the third phase five-year term to be exclusive. PWS will receive a one-time license initiation fee of $300,000 payable from NOP of Sterall as a priority payment before any other distributions or payouts. Sterall can take delivery of additional CoronaLux™ waste destruction units upon payment of a placement fee per unit of either $168,000 or $207,000 depending upon the size of the unit. The unit placement fees do not include freight, start-up and commissioning costs, which shall be borne by the facility. PWS, at its sole discretion will select the installation, startup and commissioning teams. Black Stone is a minority shareholder of Sterall.

For the year ended December 31, 2014, Sterall ordered a total of six CoronaLux™ units, of which one unit has been delivered, and five units are pending delivery at December 31, 2014. Sterall paid a non-refundable placement fee of $236,300 for the unit delivered in 2014 and has paid a deposit of $330,000 for the five units ordered and a balance of $851,500 is still owed.

F-15

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC

Commencing immediately royalty fees based on Sterall’s NOP for the Initial Facility Fee and ongoing royalties shall be paid on the fifteenth of each month for the succeeding month’s revenue for PWS’s specified allocation of NOP as set forth below, except that effective January 1, 2014 Sterall shall pay the greater of i) a minimum of $7,500 or 2) PWS’s effective NOP allocation.

•	Phase I Distribution- All NOP shall first be allocated and paid out 75% to PWS and 25% to Sterall until the first $1,200,000 in distributions are made to the joint venture partners ($900,000PWS/$300,000 Sterall).

•	Phase II Distribution - Thereafter, NOP shall be allocated and paid out 25% to PWS and 75% to Sterall until the next $800,000 in distributions are made to the joint venture partners ($200,000 PWS/$600,000 Sterall).

•	Phase III Distribution - Thereafter, all NOP shall be allocated and paid out 50%-50% to each joint venture partner for so long as Sterall’s Initial Facility operates and generates NOP.

The License Agreement also specifies payments of unit placement fees and NOP distributions for each new facility established by Sterall either within the exclusive license territory or non-exclusive territory.  In accordance with the License Agreement, Sterall has been granted a non-exclusive use license in several other states and minimum royalty payments are due if CoronaLux™ waste destruction units are placed in these territories in addition to NOP distributions.  For the year ended December 31, 2014 Sterall has not yet generated any NOP, as such, no payments have been made to PWS including the minimum required under the agreement.

On March 4, 2014, PWS entered into a Licensing and Equipment Lease Agreement with eCycling International of South Carolina, LLC (“eCycling”). The License Agreement grants to eCycling the use of the PWS Technology and the CoronaLux™ waste destruction units for an initial term of five years and requires a payment of $176,875 as a non-refundable initial licensing fee and distributions of 50% of net operating profits, as defined in the agreement, in lieu of continuing royalty payments for the use of the licensed technology. For the year ended December 31, 2014 eCycling is still in the process of permitting the unit, and therefore, has not yet generated any NOP. As such, eCycling has made no payments to PWS.

On November 17, 2014, PWS entered into an Exclusive Licensing and Equipment Lease Agreement, for a limited license territory, with Medical Waste Services, LLC (“MWS”). The License Agreement grants to MWS the use of the PWS Technology and the CoronaLux™ waste destruction units for an initial term of seven years and requires a payment of $225,000 as a non-refundable initial licensing fee and distributions of 50% of net operating profits, as defined in the agreement, in lieu of continuing royalty payments for the use of the licensed technology. For the year ended December 31, 2014 MWS has not yet generated any NOP, as such, no payments have been made to PWS. It should be noted that MWS received approval from regional authorities to continue the permitting process, enabling full operation of the PWS technology.  According to MWS, the installed unit should be fully permitted and operational by April, 2015.

Payments received for licensing and placement fees have been recorded as deferred revenue in the accompanying consolidated balance sheets at December 31, 2014 and 2013 are recognized as revenue ratably over the term of the contract.

F-16

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 8 - PAYROLL TAXES PAYABLE

In 2009 and 2010, REGS, a subsidiary of the Company, became delinquent for unpaid federal employer and employee payroll taxes and accrued interest and penalties related to the unpaid payroll taxes.

In September 2011, we received approval from the Internal Revenue Service ("IRS") to begin paying the outstanding federal payroll tax and related interest and penalties liabilities totaling approximately $971,000, for the aforementioned years in installments (the "Installment Plan"). Under the Installment Plan, we were required to pay minimum monthly installments of $12,500 commencing September 2011, which increased to $25,000 per month in September 2012, until the liability was paid in full. Through the duration of the Installment Plan, the IRS continues to charge penalties and interest at statutory rates. If the conditions of the Installment Plan were not met, the IRS could cancel it and could demand the outstanding liability to be repaid through a levy on income, bank accounts or other assets, or by seizing certain of our assets. Additionally, the IRS has filed a notice of federal tax lien against certain of our assets to satisfy the obligation. The IRS is to release this lien if and when we pay the full amount due.

Two of the officers of REGS also have liability exposure for a portion of the taxes if REGS does not pay them.

In May 2013, REGS filed an Offer in Compromise with the IRS. While the Offer in Compromise was under review by the IRS, the requirement to pay $25,000 a month under the Installment Plan was suspended.  REGS received a letter from the IRS, dated March 27, 2014, rejecting our Offer in Compromise and in accordance with the rejection letter the Company has submitted a written appeal. As a result of the IRS rejection of the Offer in Compromise, the Installment Plan, mentioned above, is terminated.  In June 2014, the Company received notices of intent to levy property or rights to property from the IRS for the amounts owed for the past due payroll taxes, penalty and interest.  Currently our appeal is pending and as such the IRS cannot levy our property while the appeal process is still pending.

As of December 31, 2014 and 2013, the outstanding balance due to the IRS was $947,700, and $958,300, respectively.

NOTE 9 – DEBT

In June 2011, we issued an unsecured promissory note to a third party in the amount of $40,000 (the “June 2011 Note”) bearing interest at a rate of 10% per annum and a three year warrant to purchase 13,000 shares of our common stock at an exercise price of $1.00 per share.  In addition, a second note payable, to the same third party, in the amount of $25,000 plus $3,000 of accrued interest was also converted into the June 2011 Note, resulting in a new principal balance of $68,000.  Principal payments were due beginning November 2011 and the June 2011 Note is in default as of December 31, 2014 and 2013, as no payments have been made to date.  We valued the warrant at $170 using the Black-Scholes model and recorded this amount as a debt discount.  The debt discount was fully amortized during 2011.

The Company entered into a loan agreement evidenced by a convertible secured promissory note with Advanced Technology Materials, Inc. (“ATMI”) on February 14, 2012.  The amount of the convertible secured promissory note was $225,000.  The loan agreement allows for an additional $225,000 to be borrowed upon meeting certain defined milestones and stipulates the Company provide the lenders, among other things, a security agreement which also identifies the collateral, a development agreement, and use the loan proceeds for projects and transactions contemplated in the term sheet and development agreement.  The registration rights agreement has not been executed by the parties to the loan. The note bears interest at 5 percent per annum.  The entire loan and/or unpaid balance of the loan and accrued interest can be converted into the Company’s common stock at $0.50 per share at any time at the option of the holder.  In December 2014, the promissory note and accrued interest was purchased by two shareholders of the Company from ATMI.  In January 2015 the convertible promissory note and accrued interest totaling $257,400 was converted into approximately 514,800 shares on common stock in accordance with the terms on the original convertible note.

F-17

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 9 – DEBT, continued

Debt as of December 31, 2014 and 2013 was comprised of the following:

	2014	2013

June 2011 Note (See above)	$68,000	$68,000

Note payable dated February 2012, interest at 5% per annum, $112,500 is due December 31, 2014, convertible in whole or in part to common stock at $.50 per share. (see Note 18)	225,000	225,000

Promissory note dated December 2009, unsecured, bearing interest at 6% per annum, six monthly payments ranging from $10,000 to $25,000 commencing February 2010, balloon payment for outstanding balance due July 2010. The promissory note was in default as of December 31, 2013 and was paid in full January 2014.	—	104,200

Capital lease obligations, secured by certain assets, maturing September 2011 through August 2016	130,900	155,600
Total notes payable and capital lease obligations	423,900	552,800

Less: current portion, including debt discount	(363,000)	(504,700)
Notes payable and capital lease obligations, long-term	$60,900	$48,100

Debt maturities as of December 31, 2014 are as follows:

Year:
2015	$363,000
2016	27,000
2017	33,900
$423,900

Future minimum lease payments under capital leases, which include bargain purchase options, are as follows at December 31, 2014:

2015	$82,800
2016	30,300
2017	35,400
Total minimum lease payments	148,500
Amount representing interest	(17,600)
Present value of lease payments	130,900
Less current portion	(70,000)
Non-current portion	$60,900

F-18

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 10 – RELATED PARTY TRANSACTIONS NOT DISCLOSED ELSEWHERE

Notes payable, related parties

Notes payable, related parties and accrued interest due to certain related parties as of December 31, 2014 and 2013 are as follows:

	2014	2013

Unsecured note payable dated February 2004, bearing interest at 8% per annum, originally due January 2008; assigned to CEO by a third party in 2010; due June 1, 2016	$37,000	$97,000

Accrued interest	36,800	39,900

	$73,800	$136,900

We believe the stated interest rates on the related party notes payable represent reasonable market rates based on the note payable arrangements we have executed with third parties.

For the year ended December 31, 2014 and 2013 we had revenues of $442,700 and $494,700, respectively, from a customer, Harley Dome, in which our CEO/President was a member of the Board of Directors of Armada Water Assets, Inc, the parent company of Harley Dome until his resignation in September 2014. Black Stone Management Services, LLC, in which Fortunato Villamagna is Chairman and a managing member, is a minority shareholder of Armada Water Assets, Inc.

In March 2012, the Company entered into an Irrevocable License & Royalty Agreement with PWS that grants PWS an irrevocable world-wide license to the IP in exchange for a 5% royalty on all revenues from PWS and its affiliates. The term shall commence as of the date of this Agreement and shall continue for a period not to exceed the life of the patent or patents filed by the Company. PWS may sub license the IP and any revenue derived from sub licensing shall be included in the calculation of Gross Revenue for purposes of determining royalty payments due the Company. Royalty payments are due 30 days after the end of each calendar quarter.  PWS generated revenues of approximately $69,000 for the year ended December 31, 2014 and no revenue for the year ended December 31, 2013, as such, royalties of $3,500 were due for 2014.

In August 2014, the Company entered into a second Exchange and Acquisition Agreement (“New Technologies Agreement”) with Black Stone for the acquisition of additional intellectual property (“IP”) from Black Stone in exchange for 1,000,000 shares of common stock valued at $1,050,000.

Subsequent to year end the Company and Black Stone executed a rescission agreement of the New Technologies Agreement noted above that was effective December 31, 2014. The shares issued by the Company in accordance with the agreement will be returned and all acquired IP returned to Black Stone.

F-19

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 10 – RELATED PARTY TRANSACTIONS, continued

In September 2014, the Company entered into an Equity Purchase Agreement (“Equity Agreement”) with a third party (“Seller”) whereby the Company issued 1,200,000 shares of the Company’s common stock, valued at $1,212,000, in exchange for 22.5 membership interest units, representing 15% ownership interest in Sterall, LLC, a Delaware corporation.  Subsequent to year end the Company and the Seller entered into a revised agreement whereby the 1,200,000 shares issued by the Company would be held by the Seller until the completion of an independent third party valuation. Based on the fair market value of the Purchased Units from the valuation obtained by the Company, an amount of Consideration Shares will be returned to the Company to the extent that the fair market value of the Consideration Shares issued (see below) are greater than the fair market value of the Purchased Units. In no event shall the Company be obligated to issue additional shares as consideration for the Purchased Units.  For purposes of this amendment, the fair market value of each Consideration Share will be $0.83333.  In the event the parties are unwilling to accept the fair market value of the Purchased Units, as determined by the independent valuation specialist, on or before the Closing Date this Agreement, the transaction covered by this Agreement (the “Contemplated Transaction”) may be rescinded by either Party in writing.   Due to the ability of the Company to rescind the shares issued at the commencement of the transaction the shares held by the Seller are considered contingently issuable shares and as such the 1,200,000 share not considered issued and outstanding at December 31, 2014.

In December 2014, PWS, Sterall, Inc and Sterall LLC entered into a Successor-In-Interest Agreement.  The Successor-In-Interest Agreement states that Sterall Inc and Sterall LLC are in the process of consolidating their business under Sterall LLC and all agreements between PWS and Sterall Inc shall be binding in all regards to Sterall LLC.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

Future commitments under non-cancellable operating leases for office and warehouse space as of December 31, 2014 are as follows:

Year
2015	$313,800
2016	260,000
2017	267,700
2018	277,200
2019	170,800
Thereafter	241,600
Total	$1,531,100

For the years ended December 31, 2014 and 2013, rent expense was $445,800 and $301,700, respectively.

Other Joint Ventures Operations

In April 2013, our wholly-owned subsidiary MV and RCM International, LLC (“RCM”) entered into a Joint Development and Marketing Agreement to develop, implement, market and distribute certain hybrid scrubber systems that employ elements of RCM Technology and MV Technology (the “Joint Venture”). The contractual Joint Venture shall have an initial term of five years and will automatically renew for successive one year periods unless either Party gives the other Party one hundred and eighty (180) day notice prior to the applicable renewal date that it will not renew the Agreement or unless terminated in accordance with the terms of this Agreement.

Operations to date of the Joint Venture have been limited to formation activities.

F-20

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 12 – EQUITY TRANSACTIONS

Common Stock – Authorized common stock of the Company consists of 70,000,000 shares of $.001 par value, of which 51,726,316 shares were issued and outstanding at December 31, 2014.

Preferred Stock – Authorized preferred stock consists of 5,000,000 shares of preferred stock, $.001 par value, no shares of preferred stock are issued and outstanding.

2014 Common Stock Transactions

During 2014, we executed subscription agreements for the sale of units in a private placement.

In October 2013, we initiated a private placement (“October 2013 PP”) for the sale of a unit comprised of 70,000 shares and 35,000 warrants for $50,000.  Each warrant is exercisable for a period of five years at an exercise price of $1.00 per share. A total of 16.5 units (1,155,000 shares) were sold in 2014 for gross proceeds of $825,000 and proceeds net of $49,000 in commission were $776,000. The shares sold in this private placement have piggy-back registration rights.

For the year ended December 31, 2014, the Company issued 1,486,500 shares of common stock upon exercise of common stock warrants, receiving proceeds of $743,800.

In 2014, we issued 700,000 shares of common stock for consulting services valued at $734,000.

In 2014, we issued 472,841 shares of common stock upon the cashless exercise of 796,700 common stock option.

2013 Common Stock Transactions

During 2013, we executed subscription agreements for the sale of units in two separate private placements.

In December 2012, we initiated a private placement (“December 2012 PP”) for the sale of a unit comprised of 200,000 shares and 100,000 warrants for $50,000.  Each warrant is exercisable for a period of three years at an exercise price of $.50 per share.  A total of 14.58 units (2,916,000 shares) were sold in 2013 for proceeds of $729,000.  The fair market value of the common stock warrant was determined using the Black-Scholes valuation model and resulted in a valuation of $.035.  As such, the $.25 unit price was allocated $.20 and $.05 to the common stock and warrant, respectively.  The shares sold in this private placement have piggy-back registration rights.

In October 2013, we initiated a private placement (“October 2013 PP”) for the sale of a unit comprised of 70,000 shares and 35,000 warrants for $50,000.  Each warrant is exercisable for a period of five years at an exercise price of $1.00 per share. A total of 64.25 units (4,497,500 shares) were sold in 2013 for gross proceeds of $3,212,500 and proceeds net of $254,800 in commission were $2,957,700. In addition to the commission, a warrant was issued for 50,000 shares, exercisable for a period of five years at $1.00 per share. The fair market value of the common stock warrant was determined using the Black-Scholes valuation model and resulted in a valuation of $.115.  As such, the $.715 unit price was allocated $.60 and $.115 to the common stock and warrant, respectively. The shares sold in this private placement have piggy-back registration rights.

In June 2013, we sold 15,000 shares of common stock for $6,300 or $.42 per share.

In 2013, we issued 112,500 shares of common stock for consulting services valued at $66,100.

On December 31, 2013, the holder of a related party note payable converted the note payable and accrued interest totaling $61,400 into 122,080 shares of common stock (see Note 10).

In 2013 we issued 14,500 shares of common stock upon the cashless exercise of 45,900 common stock option.

F-21

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 12 – EQUITY TRANSACTIONS, continued

Warrants

In 2014, the Company issued 475,000 warrants for services at exercise price ranging from $1.00 to $1.25, which vest in 2014 and 2015. The warrants expire between October 2019 and June 2020. The warrants were valued at approximately $163,000.

In 2013, the Company issued 270,000 warrants for services at exercise prices ranging from $.70 to $1.00 , all of which vested in 2013. The warrants expire between August 2016 and January 2019. The warrants were valued at $46,200.

In 2013, the Company extended warrants that were due to expire in 2013 to April 30, 2014.  The Company recorded an expense of $11,500 in connection with these extensions.

A summary of warrant activity for the years ended December 31, 2014 and December 31, 2013 is presented as follows:

	Number of	Exercise
	Warrants	Price
Warrants Outstanding at January 1, 2013	6,339,500	$0.40 to $1.50
Issued	3,976,750	$.50 to $1.00
Exercised	—	—
Forfeited/expired/canceled	(605,000)	$.50 to $1.50
Warrants Outstanding at January 1, 2014	9,711,250	$.40 to $1.00
Issued	1,052,500	$1.00 to $1.25
Exercised	(1,324,000)	$.50
Forfeited/expired/canceled	(558,000)	$.50 to $1.00

Warrants Outstanding at December 31, 2014	8,881,750	$.40 to $1.25

F-22

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 13 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN

Except as noted below, we do not have a qualified stock option plan, but have issued stock purchase warrants and stock options on a discretionary basis to employees, directors, service providers, private placement participants and outside consultants.

On November 6, 2013, the Board of Directors of the Company adopted the 2013 Equity Incentive Plan (the “2013 Plan”) and directed that it be presented to the shareholders for their adoption and approval. The 2013 Plan was not approved by the shareholders of the Company and on December 1, 2014 The Board of Directors terminated the Plan. No shares were ever issued pursuant to the 2013 Plan.

The Company utilizes ASC 718, Stock Compensation, related to accounting for share-based payments and, accordingly, records compensation expense for share-based awards based upon an assessment of the grant date fair value for stock options and restricted stock awards.  The Black Scholes option pricing model was used to estimate the fair value of the options granted.  This option pricing model requires a number of assumptions, of which the most significant are:  expected stock price volatility, the expected pre-vesting forfeiture rate, and the expected option term (the amount of time from the grant date until the options are exercised or expire).  The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities.  The Company applied the simplified method to determine the expected term of grants.  The risk free interest rate is based on or approximates the U.S. Treasury yield curve in effect at the time of the grant.

Stock compensation expense for stock options is recognized on a straight-line basis over the vesting period of the award.  The Company accounts for stock options as equity awards.

Share-based compensation expense recognized in the statements of operations is based on awards ultimately expected to vest, which considers estimated forfeitures.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The Company recognizes the expense or benefit from the effect of adjusting the estimated forfeiture rate in the period that the forfeiture estimate changes.

The weighted average estimated fair value of stock option grants and the weighted average assumptions that were used in calculating such values for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013

Risk-free interest rate	1.52-1.7%	.34%-1.52%
Expected volatility	42.11-45.8%	76%
Expected life (in years)	3-4	2-3.5
Dividend rate	0	0
Weighted-average estimated fair value per award	$.51	$.28

For the years ended December 31, 2014 and 2013, we recorded stock-based compensation awarded to employees of $169,700 and $74,400, respectively, which is included in selling, general and administrative expense in our consolidated statements of operations.

F-23

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 13 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN, continued

A summary of stock option activity for the year ended December 31, 2014 is presented as follows:

			Weighted	Weighted
		Weighted	Average	Average
	Number	Average	Remaining	Grant
	Of	Exercise	Contractual	Date
	Shares	Price	Life	Fair Value

Outstanding at January 1, 2014	2,281,100	$.57	2.1 years	$.08
Granted	720,000	$1.02		$.51
Exercised	(796,700)	$.50		—
Forfeited/expired/canceled	(187,000)	$.50		—
Outstanding at December 31, 2014	2,017,400	$.72	2.6 years	$.23
Vested and exercisable at December 31, 2014	1,489,065	$.64	1.9 years	$.16

A summary of stock option activity for the year ended December 31, 2013 is presented as follows:

			Weighted	Weighted
		Weighted	Average	Average
	Number	Average	Remaining	Grant
	Of	Exercise	Contractual	Date
	Shares	Price	Life	Fair Value

Outstanding at January 1, 2013	2,294,000	$.60	2.4 years	$.13
Granted	855,000	$.71	—	$.24
Exercised	(45,900)	$.50	—	—
Forfeited/expired/canceled	(822,000)	$1.00	—	—
Outstanding at December 31, 2013	2,281,100	$.57	2.1 years	$.08
Vested and exercisable at December 31, 2013	1,612,800	$.57	2.1 years	$.06

As of December 31, 2014, there was approximately $303,900 of total unrecognized compensation cost related to non-vested stock options that is expected to be recognized over a weighted-average period of approximately three years.

Employee Benefit Plan

We have a defined contribution 401(k) plan that covers substantially all employees.  Additionally, at the discretion of management, we may make contributions to eligible participants, as defined.  During the years ended December 31, 2014 and 2013, we made contributions of approximately $54,600 and $39,600, respectively.

F-24

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 14 – NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding.  Diluted net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares.  Potentially dilutive securities are excluded from the calculation when their effect would be anti-dilutive.  For all years presented in the consolidated financial statements, all potentially dilutive securities have been excluded from the diluted share calculations as they were anti-dilutive as a result of the net losses incurred for the respective years.  Accordingly, basic shares equal diluted shares for all years presented.

Potentially dilutive securities were comprised of the following:

	December 31,
	2014	2013
Warrants	8,881,750	9,711,250
Options	2,017,400	2,281,100
Convertible notes payable, including accrued interest	514,750	492,300
Contingently issuable shares upon equity purchase	1,200,000	—
	12,613,900	12,484,650

NOTE 15 - SEGMENT INFORMATION AND MAJOR SEGMENT CUSTOMERS

The Company currently has identified four segments as follows:

REGS	Industrial Cleaning
TCC	Rail Car Cleaning
MV	Environmental Solutions
PWS	Solid Waste

Reach is not currently operating but when operations commence would be part of the Environmental Solutions segment.

The composition of our reportable segments is consistent with that used by our chief operating decision maker to evaluate performance and allocate resources.  All of our operations are located in the U.S.  We have not allocated corporate selling, general and administrative expenses, interest expense, depreciation and amortization and stock-based compensation to the segments.  All intercompany transactions have been eliminated.

Segment information as of December 31, 2014 and 2013 and for the years then ended is as follows:

	Industrial	Railcar	Environmental	Solid
2014	Cleaning	Cleaning	Solutions	Waste	Corporate	Total

Revenue	$10,221,200	$2,665,200	$4,302,500	$109,000	—	$17,297,900
Depreciation and amortization (1)	$238,700	$22,100	$130,600	$63,300	$39,800	$494,500
Interest expense	$38,100	$20,000	$5,100	$900	$13,700	$77,800
Stock-based compensation	—	—	—	—	$994,500	$994,500
Net income (loss)	$2,537,500	$216,100	$46,200	$(941,200)	$(2,584,500)	$(726,000)
Capital expenditures (cash and noncash)	$353,300	$34,600	$88,900	$2,777,400	$238,300	$3,492,500
Total assets	$2,541,900	$688,300	$1,671,200	$3,468,300	$627,400	$8,997,100

F-25

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 15 - SEGMENT INFORMATION AND MAJOR SEGMENT CUSTOMERS, continued

	Industrial	Railcar	Environmental	Solid
2013	Cleaning	Cleaning	Solutions	Waste	Corporate	Total

Revenue	$5,788,300	$2,450,100	$3,375,600	—	—	$11,614,000
Depreciation and amortization (1)	$213,700	$21,400	$127,900	$100	$10,100	$373,200
Interest expense	$66,000	$47,400	$12,400	—	$21,700	$147,500
Stock-based compensation	—	—	—	—	$48,600	$48,600
Net income (loss)	$531,300	$242,500	$358,400	$(518,800)	$(1,472,000)	$(858,600)
Capital expenditures (cash and noncash)	$507,300	$3,100	$79,300	$709,000	—	$1,298,700
Total assets	$1,408,800	$657,700	$866,800	$710,900	$2,728,000	$6,372,200

(1)	Includes depreciation of property, equipment and leasehold improvement and amortization of intangibles

Customer Concentrations by Segment

Industrial Cleaning

As of December 31, 2014 and 2013, we had two customers with sales in excess of 10% of industrial cleaning segment revenue and combined were 86% and 85%, respectively, of segment revenues.

Railcar Cleaning

As of December 31, 2013 we had one customer with sales in excess of 10% of railcar cleaning segment revenue and that customer was 11% of segment revenues. There were no customers with sales in excess of 10% of railcar cleaning segment revenues.

Environmental Solutions

As of December 31, 2014 and 2013, we had three customers with sales in excess of 10% of environmental solutions segment revenue and combined were 44% and 40%, respectively, of segment revenues.

F-26

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 16 - INCOME TAXES

As of December 31, 2014, we estimate we will have net operating loss carryforwards available to offset future federal income tax of approximately $6 million.  These carryforwards will expire between the years 2028 through 2031.  Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances.  Events that may cause changes in the our tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.  Therefore, the amount available to offset future taxable income may be limited.  We carry a deferred tax valuation allowance equal to 100% of total deferred assets.  In recording this allowance, we have considered a number of factors, but chiefly, our operating losses from inception.  We have concluded that a valuation allowance is required for 100% of the total deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

Deferred tax assets were comprised of the following as of December 31, 2014 and 2013:

	2014	2013

Allowance for doubtful accounts	$102,000	$29,000
Accrued expenses	157,000	21,000
Current deferred tax asset	259,000	50,000

Intangible and fixed assets	(550,000)	(218,000)
NOL carryforward	2,300,000	2,538,000
Long-term deferred tax asset	1,750,000	2,320,000

Total deferred tax asset	2,009,000	2,370,000
Less valuation allowance	(2,009,000)	(2,370,000)

Net deferred tax asset	$—	$—

The benefit for income taxes differed from the amount computed using the U.S. federal income tax rate of 34% for December 31, 2014 and 2013 as follows:

	2014	2013

Income tax benefit (federal and state)	$97,000	$210,0000
Non-deductible items	(320,000)	(18,000)
State and other benefits included in valuation	(138,000)	(123,900)
Change in valuation allowance	361,000	(68,100)

Income tax benefit	$—	$—

F-27

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 19 - SUBSEQUENT EVENTS

In December 2014, the ATMI promissory note and accrued interest was purchased by two shareholders of the Company from ATMI.  In January 2015 the convertible promissory note and accrued interest totaling $257,400 was converted into 514,750 shares on common stock.

Subsequent to year end the Company and Black Stone executed a rescission agreement of the New Technologies Agreement noted in Footnote 10 that was effective December 31, 2014. The shares issued by the Company in accordance with the agreement will be returned and all acquired IP returns to Black Stone.

Subsequent to year end the Company and the Seller entered into a revised agreement of the Equity Purchase Agreement entered into in September 2014, whereby the 1,200,000 shares issued by the Company would be held by the Seller until the completion of an independent third party valuation. Based on the fair market value of the Purchased Units from the valuation obtained by the Company, an amount of Consideration Shares will be returned to the Company to the extent that the fair market value of the Consideration Shares issued (see below) are greater than the fair market value of the Purchased Units. In no event shall the Company be obligated to issue additional shares as consideration for the Purchased Units.  For purposes of this amendment, the fair market value of each Consideration Share will be $0.83333.  In the event the parties are unwilling to accept the fair market value of the Purchased Units, as determined by the independent valuation specialist, on or before the Closing Date this Agreement, the transaction covered by this Agreement (the “Contemplated Transaction”) may be rescinded by either Party in writing.

F-28